Exhibit 99.3

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Fred B. Parks, Chairman and CEO Elissa J. Lindsoe, CFO (763) 475-1400

EXPERIENCED SALES AND MARKETING EXECUTIVE REJOINS UROLOGIX

MINNEAPOLIS —August 23, 2007 — Urologix®, Inc. (NASDAQ:ULGX), today announced that Kirsten Doerfert has rejoined the company as senior vice president and general manager effective today. Ms. Doerfert, will be responsible for the Company’s “customer facing” functions including Domestic and International Sales, Marketing, and Customer Service. Doerfert will report to Fred B. Parks, chairman and chief executive officer of Urologix, Inc.

Fred B. Parks, commented, “we are delighted to have Kirsten rejoin our Executive Team. Ms. Doerfert brings over 25 years of global sales and marketing experience to Urologix, with a strong relationship in the urology field.”

Prior to joining Urologix, Ms. Doerfert served as a vice president of marketing for Gyrus ACMI Surgical Division. She previously served at Urologix for five years in the positions of vice president, business development and strategic planning and vice president, global marketing with responsibilities at various times over global marketing, international sales and marketing, business development, strategic planning, reimbursement and investor relations. Between 1983 and 1999, Ms. Doerfert held sales and marketing positions of increasing responsibility at Circon Corporation and Corometrics Medical Systems. She also spent eight years in clinical practice as a registered nurse.

“This is an exciting time to return to Urologix” commented Ms. Doerfert. “Cooled ThermoTherapy remains the leader in the minimally invasive treatment of benign prostate disease. The future introduction of the next generation catheter, CoolMax™, will position the company to even better serve the urology community. I am pleased to have the opportunity to bring my experience to Urologix at this important time.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. Additionally, Urologix is currently developing CoolMax, its next generation microwave catheter for in-office BPH treatment. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.